Exhibit 99.1

PRESS RELEASE

Juniper Pharmaceuticals Reports Second Quarter 2016 Financial Results

— Revenues increased 16% year-over-year as product pipeline advances —

— Conference call at 8:30 a.m. EDT today —

BOSTON, MA – August 4, 2016 — Juniper Pharmaceuticals, Inc. (Nasdaq: JNP) (“Juniper” or the “Company”), a women’s health therapeutics company, today announced financial and other results for the three-month period ended June 30, 2016. Recent highlights include:

•	Product and service revenue increased 15% and 24%, respectively, versus the second quarter of 2015;

•	Balance sheet remains strong;

•	Crinone® (progesterone gel) approved in Japan under the brand OneCrinone®;

•	Completed enrollment of Phase 2b trial of COL-1077 10% lidocaine vaginal gel in women undergoing a minimally invasive pipelle-directed endometrial biopsy;

•	Two Phase 1 studies of COL-1077 published in the international peer-reviewed medical journal Clinical Pharmacology in Drug Development;

•	Phase 1 proof-of-concept study demonstrating the ability of Juniper’s intravaginal ring to successfully deliver the nine amino acid peptide leuprolide published in the influential peer-reviewed Journal of Controlled Release; and,

•	Alicia Secor appointed President and CEO, and a director of the Company.

“I am very excited to join the Company, and congratulate the team on a strong second quarter,” said Alicia Secor, Juniper’s President and CEO. “I look forward to building on this momentum as we work to transform Juniper into a leading, global, women’s health company.”

“Strong growth of the ex-U.S. Crinone franchise and Juniper Pharma Services drove revenue up 16% to $11.9 million for the second quarter of 2016 versus the same period last year,” said George O. Elston, Juniper’s Chief Financial Officer. “This solid year-to-date performance has enabled us to maintain a stable, healthy cash position while advancing our proprietary R&D programs.”

“We are uniquely positioned to leverage our world-class service and platform capabilities to develop and commercialize important new therapeutics for women,” Ms. Secor continued. “I look forward to advancing our current product candidates and expanding our portfolio to fulfill our mission to deliver value-added treatments that meet the unique and underserved healthcare needs of women.”

The Company continues to expect to report top-line results of its recently-completed Phase 2b clinical trial of COL-1077 10% lidocaine bioadhesive vaginal gel this quarter and, assuming positive outcomes, to advance this candidate into Phase 3 in 2017.

If successful, COL-1077 is expected to fill an unmet need for pain management in women undergoing minimally-invasive gynecologic procedures. There are over seven million such procedures performed annually in the United States, with no standard of care for pre-treatment analgesia.

Juniper’s intravaginal ring (“IVR”) programs continue to advance toward clinical development. The most advanced IVR product candidate is JNP-0101, an oxybutynin IVR for the treatment of overactive bladder in women. IND-enabling studies are underway including a study, defined in the Company’s pre-IND meeting with the FDA, to evaluate the pharmacokinetics of JNP-0101 in a representative animal model.

The Company is accelerating the Chemistry Manufacturing and Controls (“CMC”) and production scale-up for JNP-0101 beyond its existing in-house capacity to further develop the go-to-market formulation and commercial manufacturing process ahead of its IND filing, which is now expected in 2017. This activity is intended to reduce CMC-related risks as JNP-0101 moves through clinical trials and toward commercialization in the $1.3 billion U.S. overactive bladder market.

Second Quarter Financial Results

Second quarter total revenues increased 16% to $11.9 million, compared with $10.2 million for the quarter ended June 30, 2015.

Product revenues were $7.6 million, an increase of $1.0 million, or 15%, versus the second quarter of last year, driven by continued in-market growth and new market sales of Crinone® (progesterone gel) by Merck KGaA, Darmstadt, Germany.

Service revenues from Juniper Pharma Services were $3.4 million, an increase of $0.7 million, or 24%, versus the second quarter of last year, as we experienced continued strong growth in customer volume. Royalty revenues, based on Allergan’s sales of Crinone®, were essentially unchanged at $0.9 million.

Gross profit increased to $5.4 million as compared with $4.6 million in the prior year quarter.

Total operating expenses were $7.2 million in the second quarter of 2016, a $2.2 million increase as compared to the prior year quarter.

Sales and marketing costs increased $0.1 million to $0.4 million in the second quarter of 2016, reflecting continued investment in the U.S. market by Juniper Pharma Services.

The $1.4 million increase in R&D spending as compared to the prior year quarter was predominantly driven by costs associated with the Phase 2b clinical trial of COL-1077. R&D expense also includes preclinical development costs for the IVR pipeline product candidates: JNP-0101 (oxybutynin IVR), JNP-0201 (estradiol + progesterone IVR for symptoms of menopause), and JNP-0301 (progesterone IVR for the prevention of preterm birth).

The $0.7 million increase in general and administrative costs as compared to the prior year quarter was primarily driven by the creation of an internal business development function that was not in place in 2015 along with costs associated with CEO succession and organizational growth.

Juniper recorded a net loss of $1.7 million, or $(0.16) per diluted share, in the second quarter of 2016, compared to a net loss of $0.3 million, or ($0.03) per diluted share, in the same period of 2015.

Liquidity

Cash and cash equivalents were $13.0 million as of June 30, 2016, versus $13.5 million at March 31, 2016 and $13.9 million at December 31, 2015. The decrease in cash and cash equivalents was primarily the result of capital expenditures.

Outlook

Based on year-to date revenues and expectations for the second half of the year, Juniper now anticipates full-year 2016 revenue growth in the low- to mid-teen percentage range over 2015 results.

Conference Call

As previously announced, Juniper’s management will hold a conference call to discuss financial results for the second quarter ended June 30, 2016, as follows:

Date:	Thursday, August 4, 2016

Time:	8:30 a.m. EDT

Dial-in numbers:	Toll free: (866) 374-4635 (U.S.), (855) 669-9657 (Canada), or International: (412) 902-4218

Webcast (live & archive):	www.juniperpharma.com, under ‘Investors’ or click here

The teleconference replay will be available at approximately one hour after completion through Thursday, August 11, 2016, at (877) 344-7529 (U.S.), (855) 669-9658 (Canada) or (412) 317-0088 (International). The conference ID for the replay is 10089864.

The archived webcast will be available for one year via the aforementioned URLs.

About Juniper Pharmaceuticals

Juniper Pharmaceuticals, Inc. is focused on developing therapeutics that address unmet medical needs in women’s health. The Company is advancing a pipeline of proprietary product candidates that leverage novel intra-vaginal drug delivery technologies. Juniper’s commercial product, Crinone® 8% (progesterone gel), is marketed by Merck KGaA, Darmstadt, Germany, in over 90 countries worldwide and by Allergan, Inc. in the U.S. Please visit www.juniperpharma.com for more information.

Juniper Pharmaceuticals™ is a trademark of Juniper Pharmaceuticals, Inc., in the U.S. and EU.

Crinone® is a registered trademark of Merck KGaA, Darmstadt, Germany, outside the U.S. and of Allergan, Inc. in the U.S.

OneCrinone® is a registered trademark of Merck KGaA, Darmstadt, Germany.

U.S. OAB market data source: Technavio Insights, 2014. Global Overactive Bladder Therapeutics Market Report. < http://www.technavio.com/report/global-overactive-bladder-therapeutics-market-2014-2018>

Forward Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements relating to anticipated future financial performance; the timing of clinical trials for Juniper’s product candidates and the announcement of results from these trials; and the potential of Juniper’s IVR to improve the delivery of therapeutics to women. Management believes that these forward-looking statements are reasonable as and when made. However, such forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause actual results to differ materially from those projected in the forward-looking statements. These risks and uncertainties include, but are not limited to: risks associated with the drug development process generally, including the outcomes of planned clinical trials and the regulatory review process; the risk that the results of previously conducted studies involving our product candidates will not be repeated or observed in ongoing or future studies or following commercial launch, if such product candidates are approved; risks associated with obtaining, maintaining and protecting intellectual property; risks associated with Juniper Pharmaceuticals’ ability to enforce its patents against infringers and defend its patent portfolio against challenges from third parties; the risk of competition from currently approved therapies and from other companies developing products for similar uses; risk associated with Juniper Pharmaceuticals’ ability to manage operating expenses and/or obtain additional funding to support its business activities; and risks associated with Juniper Pharmaceuticals’ dependence on third parties. For a discussion of certain risks and uncertainties associated with Juniper Pharmaceuticals’ forward-looking statements, please review the Company’s reports filed with the SEC, including, but not limited to, its Annual Report on Form 10-K for the period ended December 31, 2015 and Quarterly Report on Form 10-Q for the period ended March 31, 2016. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. These statements are based on management’s current expectations and Juniper Pharmaceuticals does not undertake any responsibility to revise or update any forward-looking statements contained herein, except as expressly required by law.

Contact

Amy Raskopf

Director, Corporate Communications, Juniper Pharmaceuticals, Inc.

(917) 673-5775 / ir@juniperpharma.com

Media:

Amy Covino

Tell Med Strategies

(201) 774-3111 / amy.covino@tmstrat.com

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Juniper Pharmaceuticals, Inc.

Condensed Consolidated Statements of Operations

(unaudited)

(in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Revenues
Product revenues	$7,609	$6,635	$15,558	$11,510
Service revenues	3,374	2,714	6,627	5,174
Royalties	902	864	1,801	1,855

Total net revenues	11,885	10,213	23,986	18,539

Cost of product revenues	4,182	3,521	8,209	6,633
Cost of service revenues	2,285	2,049	4,608	3,815

Total cost of revenues	6,467	5,570	12,817	10,448

Gross profit	5,418	4,643	11,169	8,091

Operating expenses
Sales and marketing	379	282	651	603
Research and development	3,550	2,132	5,302	3,516
General and administrative	3,244	2,562	6,704	5,136

Total operating expenses	7,173	4,976	12,657	9,255

Loss from operations	(1,755)	(333)	(1,488)	(1,164)

Interest expense, net	(24)	(27)	(50)	(54)
Other income, net	81	37	206	208

Loss before income taxes	(1,698)	(323)	(1,332)	(1,010)
Income tax provision	48	3	52	8
Net loss	$(1,746)	$(326)	$(1,384)	$(1,018)

Diluted net loss per share	$(0.16)	$(0.03)	$(0.13)	$(0.10)

Diluted weighted average shares outstanding	10,789	10,758	10,789	10,754

Basic net loss per share	$(0.16)	$(0.03)	$(0.13)	$(0.10)

Basic weighted average shares outstanding	10,789	10,758	10,789	10,754

Juniper Pharmaceuticals, Inc.

Condensed Consolidated Balance Sheets

(in thousands)

	June 30,	December 31,
	2016	2015
Assets:
Cash and cash equivalents	$12,975	$13,901
Accounts receivable, net	6,154	7,538
Inventories	3,937	3,623
Prepaid expenses and other current assets	3,290	1,674

Total current assets	26,356	26,736

Property and equipment, net	12,184	12,850
Intangible assets, net	1,236	1,598
Goodwill	9,055	10,010
Other assets	168	185

Total Assets	$48,999	$51,379

Liabilities and Stockholders’ Equity:
Accounts payable	$3,831	$2,004
Accrued expenses and other	4,031	4,158
Deferred revenue	1,284	1,336
Notes payable	219	238

Total current liabilities	9,365	7,736

Deferred revenue, net of current portion	214	710
Notes payable, net of current portion	2,503	2,897
Other noncurrent liabilities	77	69

Total Liabilities	12,159	11,412

Commitments and Contingencies
Series C preferred stock	550	550
Total stockholders’ equity	36,290	39,417

Total liabilities and stockholders’ equity	$48,999	$51,379

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Source: Juniper Pharmaceuticals, Inc.